Exhibit 2.3
                            ASSET PURCHASE AGREEMENT

   iExalt, Inc., 12000 Aerospace Avenue Suite 110, Houston, Texas 77034, herein called; "Buyer," and Mr. Barry Wineroth, trustee for the Showcase Financial Services, Inc. Profit Sharing Plan, 176 Donald Drive. Chico, California 95996, "Seller," and Global Christian Network, Inc., a Nevada corporation ("GCN"), hereby agree as follows:

WHEREAS, Seller holds two notes from Global Christian Network, (GCN), a Nevada corporation, attached hereto as Exhibits A & B and;

WHEREAS, Buyer has entered into an Agreement to purchase GCN in a stock for stock transaction and;

WHEREAS, the Buyer and the Seller have agreed that it is in the best interest of the Buyer, Seller and GCN to convert the amounts owed by GCN to equity from debt prior to the close of the acquisition of GCN by the Buyer,

WHEREAS, GCN has entered into a Stock Purchase Agreement and Plan of Reorganization with Buyer,

THEREFORE, the Buyer and Seller agree as follows:

                     ARTICLE 1: PURCHASE AND SALE OF ASSETS

1.01. Assets Being Purchased. Seller shall sell to Buyer and Buyer shall purchase from Seller on the terms specified in this agreement all the rights, interests and debt described more particularly in the two notes attached hereto as Exhibits A & B, herein called "Assets," including but without limitation:

(a) All rights, title and interest to that Note between GCN and Seller Dated April 1, 2000, including principal and interest due thereon, See Exhibit A, in the face amount of $100,000.00.

(b) All right title, and interest in that note between GCN and the seller dated November 17, 1999, including principal and interest due thereon, See Exhibit B, in the face amount of $100,000.00

1.02. Purchase Price. Buyer shall pay to Seller the amount of $273,104.17 in iExalt common stock. The amount of stock to be issued upon the execution of the Plan of Reorganization and other related GCN documents to affect the Stock Purchase of GCN ("GCN Closing") will be 500,000 shares (Initial Shares) of restricted stock (under rule 144). Furthermore, on the Anniversary date of the GCN Closing, Buyer shall issue, or cause to be issued additional restricted iExalt stock equal to $273,104.17, less the value of the Initial Shares, or Buyer shall pay in cash the difference, at its sole discretion. The value of the computation of additional iExalt stock shall be: the number of Initial Shares, less the product of $274.104.17 divided by the average closing price of the stock for the previous ten (10) trading days. For example: If the average price for the 10 days preceding the anniversary date is $.50, then the amount of stock due would be 46,208 additional shares ([$273,104.17/$.50] = 546,208 - 500,000).
Should the value be greater than the Initial Shares, no additional shares shall be due Seller, nor shall Seller be required to return any of the Initial Shares. Should additional shares be issued based upon this calculation, the Seller shall be awarded piggyback rights whereby the Buyer shall use its best efforts to ensure that the stock issued will be registered upon the next available registration statement to be filed.

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               ARTICLE 2. REPRSENTATIONS AND WARRANTIES BY SELLER

      2.01. Title to Assets. Seller has full authority, right and power to enter to this Agreement for the sale of the Notes that are the subject of this Agreement. Seller's title to this Notes is free and clear of any liens, encumbrances.

      2.02. Authority to Sell. Seller has complied with all the requirements of any applicable law of the State of Nevada and California relative to the sale of assets described in this Agreement and that prior to Closing, all of the consents and approval that may be required by lay; or by agreements to which Seller may be a party will be obtained.

      2.03. Survival of Warranties. Seller agrees that all warranties made by it in this Agreement shall survive the Closing.

      2.04. No additional Debt. Seller hereby warrants that Seller its not owed any additional monies, obligations or debts by GCN other then those disposed of in this transaction.

                         ARTICLE 3. WARRANTIES OF BUYER

Buyer represents and warrants as follows:

      3.01 Due Organization. Buyer is an individual.

      3.02. Authority to Buy. The Buyer has full power and authority to both execute and perform this contract.

                   ARTICLE 4 CONDITIONS TO BUYER'S PERFORMANCE

      Absent a waiver in writing, all obligations of the Buyer under this Agreement are subject to satisfaction of the following conditions on or before the Closing Date;

      4.01. Performance by seller. Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

      4.02. Representations and Warranties True as of the Closing Date. Except as otherwise permitted by this agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the Closing Date as though made at that time.

      4.03. Absence of litigation No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement, or to its consummation, shall have been instituted or threatened on or before the Closing Date.

      4.04. Corporate Approvals. All necessary legal approvals, if any, required to be obtained by the Seller shall have duly authorized and approved the execution and delivery of this Agreement all corporate action necessary or proper to fulfill Seller's obligations hereunder on or before the Closing Date.

      4.05. GCN Shareholders Approval. The shareholders of GCN shall have approved of the transaction and the documents necessary to complete the transaction related to the acquisition of GCN by the Buyer prior to the Buyer's obligation hereunder coming into binding EFFECT. Immediately upon the conclusion of the approval of the GCN shareholders of the transaction described, this Agreement shall become binding on the Buyer.

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                 ARTICLE 5. CONDITIONS OF SELLER'S PERFORMANCE:

      Absent a waiver in writing, all obligations of Seller hereunder are subject to the satisfaction of the following conditions on or before the Closing
Date:

      5.01. Representations and Warranties True as of the Closing Date. All representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date as though such representations and Warranties were made on ant as of that date.

      5.02. Performance By Buyer. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed by Buyer on or before the Closing Date.

      5.03. Shareholder Approval. The conditions set forth in this Agreement shall have been fulfilled.

                            ARTICLE 6. MISCELLANEOUS

      6.01. Entire Agreement. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting the assets or the sale of the assets to Buyer by Seller, and any agreement or representation respecting the assets or their sale by Seller to Buy not expressly set forth in this instrument is null and void.

      6.02. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto, Buyer or Seller, by the other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first class postage prepaid to:

Buyer at:

Mr. Donald Sapaugh
12000 Aerospace Avenue
Suite 110
Houston, Texas 77034

Seller at

Mr. Barry Wineroth
176 Donald Drive
Chico, California 95926

6.03. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND ALL RIGHTS AND LIABILITIES UNDER IT DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS IN EFFECT ON THIS DATE.

      6.04. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

      6.05. Expenses. Each party shall pay all coats and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein and hereby.

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      6.06. Further Assurances. The parties agree that at any time and from time to time after the Closing Date, they will execute and deliver to any other party such further instruments or document: as may be reasonably required to give effect to the transactions contemplated hereunder.

      6.07. Binding Arbitration. Any dispute arising from this agreement shall be governed in accordance with the RULES OF PROCEDURE FOR CHRISTIAN CONCILIATION of the Institute for Christian Conciliation (Peacemaker Ministries) for any and all disputes concerning or arising from or under this agreement. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.



EXECUTED on the 12th day of December, 2000.


For the Buyer:


By: /s/ DONALD SAPAUGH

Donald Sapaugh, Chairman/CEO


For the SELLER:


By: /s/ BARRY WINEROTH
        Barry Wineroth


For GCN:


By:  /s/ DAVID FRITSCHE
         David Fritsche

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